Exhibit 10.1





     Effective December 10, 2001, Section 5(c) of the
Competitive Technologies, Inc. 2000 Directors Stock Option
Plan was revised and amended to read as follows:

     (c) Option Price. Each Option Agreement shall state the price at which the Option shares therein may be exercised, which shall not be less than 100% of the Fair Market Value on the date of grant. Subject to the foregoing, the exercise price under any Option shall be determined by the Board in its sole discretion.